EXHIBIT 99.1

Oxford Industries Updates Fourth Quarter Fiscal 2013 Guidance

Provides Initial Sales and EPS Outlook for Fiscal Year 2014

ATLANTA, Feb. 13, 2014 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today provided updated net sales and earnings per share guidance for the fourth quarter and fiscal year 2013, which ended February 1, 2014, and also provided its initial net sales and earnings per share outlook for fiscal year 2014, ending January 31, 2015.

The Company now expects adjusted earnings per share for the fourth quarter of fiscal 2013 to be in a range of $0.83 – $0.88 on net sales of approximately $250 million. This compares to its previously issued guidance of adjusted earnings per share of $0.98 - $1.13 on net sales of $255 – $265 million and to the prior year's fourth quarter adjusted earnings per share of $0.65 on net sales of $236.2 million.

For fiscal year 2013, the Company now expects adjusted earnings per share to be in a range of $2.75 - $2.80 on net sales of approximately $917 million. This compares to its previously issued guidance of adjusted earnings per share of $2.90 - $3.05 on net sales of $922 - $932 million and to the prior year's adjusted earnings per share of $2.61 on net sales of $855.5 million.

On a GAAP basis, earnings per share for the fourth quarter of fiscal 2013 are now expected to be in a range of $0.84 - $0.89 compared to its previously issued guidance of $1.01 - $1.16 and earnings per share of $0.32 in the fourth quarter of fiscal 2012. On a GAAP basis, earnings per share for fiscal 2013 are now expected to be in a range of $2.68 - $2.73 compared to its previously issued guidance of $2.85 - $3.00 and earnings per share of $1.89 in fiscal 2012. For reference, tables reconciling GAAP to adjusted measures are included at the end of the release.

For fiscal 2014, the Company currently expects full year net sales to grow between 7% and 9%. The Company believes it will continue to see improved profitability and, on that rate of revenue growth, expects adjusted earnings per share to increase between 9% and 14%. The Company expects to provide a more detailed update on its fourth quarter earnings conference call.

Thomas C. Chubb III, Oxford's Chief Executive Officer and President, commented, "While we were able to generate strong top and bottom line year over year growth during the fourth quarter, results ultimately fell short of our expectations. That said, our lifestyle brands performed well during the quarter, with comparable store sales increases in the mid-single digits for Tommy Bahama and over 20% for Lilly Pulitzer. These results reflect a very solid Holiday selling season, which was moderated by a difficult January. Tommy Bahama experienced a significant decrease in comparable store sales in the month of January driven by markedly lower traffic, which has continued into early February.  Additionally, Ben Sherman's January results were weaker than expected."

Mr. Chubb concluded, "Although we are disappointed to end fiscal 2013 on this note, it was a year of good sales and earnings growth for Oxford. We look forward to continuing this growth during fiscal 2014. As we head into the spring season, which is traditionally our strongest season, we are very happy with the way our stores and the spring merchandise look and are optimistic that, with better weather, consumer traffic will improve. We remain as confident as ever in our strategy and believe the investments we have made in 2013 and will continue to make in 2014 in our lifestyle brands will deliver long-term value to our shareholders."

As the Company has not finished its year-end fiscal close and the audit of its 2013 financial statements is not complete, the net sales and earnings per share expectations presented in this press release are preliminary and, therefore, are subject to year-end closing adjustments and may change.

The Company expects to report its financial results for the fourth quarter and fiscal year 2013 and to provide an updated outlook for fiscal 2014 on Thursday, March 27, 2014 after market close.

About Oxford

Oxford Industries, Inc. is a global apparel company which designs, sources, markets and distributes products bearing the trademarks of its owned and licensed brands. Oxford's brands include Tommy Bahama®, Lilly Pulitzer®, Ben Sherman®, Oxford Golf®, Arnold Brant® and Billy London®. The Company operates retail stores, internet websites and restaurants. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama, Lilly Pulitzer and Ben Sherman brands. The Company holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene®, Dockers® and Ike Behar® labels. Oxford's wholesale customers include department stores, specialty stores, national chains, specialty catalogs and Internet retailers. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Comparable Store Sales

The Company's disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Definitions and calculations of comparable store sales differ among companies in the retail industry, and therefore comparable store metrics disclosed by the Company may not be comparable to the metrics disclosed by other companies. Fiscal 2013 was a 52-week year while fiscal 2012 was a 53-week year, with the extra week in the fourth quarter of fiscal 2012. Comparable store sales results included in this release are on a 13-week to 13-week basis and exclude the fourteenth week of fiscal 2012's fourth quarter.

Safe Harbor

This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward‑looking statements include, among others, assumptions regarding the impact of economic conditions on consumer demand and spending, particularly in light of general economic uncertainty that continues to prevail, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, retention of and disciplined execution by key management, the timing and cost of store openings and of planned capital expenditures, costs of products as well as the raw materials used in those products, costs of labor, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions, access to capital and/or credit markets and the impact of foreign losses on our effective tax rate. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended February 2, 2013 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC.

Reconciliation of Net Earnings Per Diluted Share Presented in Accordance With GAAP To Net Earnings Per Diluted Share, As Adjusted (unaudited)

Set forth below is the reconciliation of reported or reportable net earnings per diluted share for certain historical periods, each presented in accordance with GAAP, to the net earnings per diluted share, as adjusted, for each respective period. The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting its net earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operations. The Company uses the net earnings per diluted share, as adjusted, to discuss its business with investment institutions, its board of directors and others. Further, the Company believes that presenting net earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to compare the Company's results for the periods presented to other periods. Note that columns may not add due to rounding.

	Fourth Quarter Fiscal 2013 Guidance (1)	Fourth Quarter Fiscal 2013 Previous Guidance (2)	Fourth Quarter Fiscal 2012 Actual	Full Year Fiscal 2013 Guidance (1)	Full Year Fiscal 2013 Previous Guidance (2)	Full Year Fiscal 2012 Actual
Net earnings per diluted share:
GAAP basis	$0.84 - $0.89	$1.01 - $1.16	$ 0.32	$2.68 - $2.73	$2.85 - $3.00	$ 1.89
LIFO accounting adjustment (3)	—	—	0.17	0.01	0.01	0.15
Inventory step-up (4)	—	—	—	0.04	0.04	—
Amortization of Canadian intangible assets (5)	0.04	0.02	—	0.08	0.06	—
Change in fair value of contingent consideration (6)	—	—	0.17	0.01	0.01	0.23
Gain on sale of property (7)	(0.06)	(0.06)	—	(0.06)	(0.06)	—
Loss on repurchase of senior notes (8)	—	—	—	—	—	0.34
As adjusted	$0.83 - $0.88	$0.98 - $1.13	$ 0.65	$2.75 - $2.80	$2.90 - $3.05	$ 2.61

(1) Guidance as issued on February 13, 2014.
(2) Previous guidance as issued on December 11, 2013.
(3) LIFO accounting adjustment reflects the impact, net of income taxes, on net earnings per diluted share resulting from LIFO accounting adjustments included in cost of goods sold in each period. No estimate for LIFO accounting adjustment has been included in the guidance related to the fourth quarter of fiscal 2013 as the impact of LIFO accounting cannot be finalized until the issuance of the Producer Price Index for January 2014.
(4) Inventory step-up reflects the impact, net of income taxes, on net earnings per diluted share resulting from the charge recognized in cost of goods sold in the consolidated statements of earnings related to the Tommy Bahama Canada acquisition. The step-up costs reflect the purchase accounting adjustments resulting from the step-up of inventory at acquisition. The amount of inventory step-up is charged to cost of goods sold as the acquired inventory is sold. The allocation of purchase price has not been finalized.
(5) Amortization of Canadian intangible assets reflects the impact, net of income taxes, on net earnings per diluted share resulting from the amortization included in SG&A in the consolidated statements of earnings related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. The allocation of purchase price has not been finalized.
(6) Change in fair value of contingent consideration reflects the impact, net of income taxes, on net earnings per diluted share resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations.
(7) Gain on sale of property reflects the impact, net of income taxes, on net earnings per diluted share resulting from the gain on the sale of the Company's former corporate headquarters in Atlanta, Georgia. The transaction was completed in November 2013.
(8) Loss on repurchase of senior notes reflects the impact, net of income taxes, on net earnings per diluted share resulting from the loss attributable to the repurchase or redemption of previously outstanding senior notes.
CONTACT: Anne M. Shoemaker
         Telephone: (404) 653-1455
         Fax: (404) 653-1545
         E-mail: InvestorRelations@oxfordinc.com